UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 19, 2017

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 19, 2017, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Mattel, Inc. (“Mattel”), Mattel’s stockholders approved the new Mattel Incentive Plan and the material terms of its performance goals (the “MIP”), which replaced the Mattel Incentive Plan approved by the stockholders at the 2012 annual meeting of stockholders. The MIP will be effective for bonus opportunities established after May 19, 2017, the first bonus opportunity of which is expected to be for performance during 2018. The MIP previously had been approved by Mattel’s Board of Directors (the “Board”), subject to stockholder approval.

The MIP is established for the purposes of focusing employees on financial measures, linking compensation to the business performance of Mattel and attracting and retaining highly qualified employees by awarding cash-based bonus opportunities to eligible employees. Pursuant to the MIP, the Compensation Committee of the Board (the “Compensation Committee”) will administer the MIP and select the participants of the MIP from among Mattel’s employees. The Compensation Committee will establish bonus opportunities for performance periods, determining the performance goals that will apply, the amount or amounts that each participant will be eligible to earn at the specified level or levels of performance, and the other terms and conditions. The MIP limits the maximum annual bonus to $7 million per participant. The Compensation Committee is expected to establish annual bonus opportunities not later than 90 days after the beginning of each year. The MIP authorizes the Compensation Committee to grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

In the event of a Change in Control (as defined in the MIP), (i) any unpaid bonuses with respect to any performance periods that ended before the date of the Change in Control shall be paid out within 30 days after such Change in Control and (ii) with respect to each performance period that includes the date of the Change in Control, a bonus shall be paid within 30 days after such Change in Control equal to the greater of (A) the pro-rated target bonus, based upon the number of months, rounded up to the nearest whole month, of the performance period until the date of the Change in Control or (B) if determinable, the bonus amount based on the actual achievement of the performance objectives after appropriately adjusting for any shortened performance period due to the Change in Control.

The foregoing summary description of the MIP is qualified in its entirety by reference to the actual terms of the MIP attached as Appendix A to Mattel’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”), as filed with the Securities and Exchange Commission on April 5, 2017.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting was held on May 19, 2017.

All of the nominees for director listed in Proposal 1 in the Proxy Statement were elected by a majority of the votes cast, as follows:

Name of Nominee	Votes Cast “FOR”	Votes Cast “AGAINST”	Abstentions	Broker Non-Votes
Michael J. Dolan	227,128,130	47,216,653	298,044	34,417,187
Trevor A. Edwards	262,902,887	11,433,152	306,788	34,417,187
Dr. Frances D. Fergusson	242,503,144	31,835,378	304,305	34,417,187
Margaret H. Georgiadis	272,642,708	1,717,230	282,889	34,417,187
Ann Lewnes	266,520,018	7,831,412	291,397	34,417,187
Dominic Ng	243,836,487	30,498,064	308,276	34,417,187
Vasant M. Prabhu	244,862,529	29,469,222	311,076	34,417,187
Dean A. Scarborough	234,813,246	39,522,344	307,237	34,417,187
Christopher A. Sinclair	237,183,282	37,155,681	303,864	34,417,187
Dirk Van de Put	245,385,105	28,946,415	311,307	34,417,187
Kathy White Loyd	232,241,529	42,111,376	289,922	34,417,187

Proposal 2, a proposal to ratify the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2017, was approved by the following vote:

Votes Cast “FOR”	Votes Cast “AGAINST”	Abstentions	Broker Non-Votes
303,108,470	4,444,577	1,506,967	N/A

Proposal 3, a proposal to approve, on a non-binding, advisory basis, the compensation of Mattel’s named executive officers, was approved by the following vote:

Votes Cast “FOR”	Votes Cast “AGAINST”	Abstentions	Broker Non-Votes
250,270,117	22,419,462	1,953,248	34,417,187

Proposal 4, a proposal to determine, on a non-binding, advisory basis, the frequency with which stockholders would have an opportunity to approve, on a non-binding, advisory basis, the compensation of Mattel’s named executive officers, was determined as follows:

Votes Cast For One Year	Votes Cast For Two Years	Votes Cast For Three Years	Abstentions	Broker Non-Votes
243,966,040	334,276	29,907,881	434,630	34,417,187

Proposal 5, a proposal to approve the new Mattel Incentive Plan and the material terms of its performance goals, was approved by the following vote:

Votes Cast “FOR”	Votes Cast “AGAINST”	Abstentions	Broker Non-Votes
268,294,248	4,732,765	1,615,814	34,417,187

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date

10.1	Mattel Incentive Plan	DEF 14A	001-05647	Appendix A	April 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.

Dated: May 23, 2017	By:	/s/ Robert Normile
	Name:	Robert Normile
	Title:	Executive Vice President, Chief Legal Officer and Secretary